Exhibit 4.5

FORM OF MERGER WARRANT AGREEMENT

THIS MERGER WARRANT AGREEMENT (this “Agreement”), dated as of [*], 2025, is by and between Car Tech [*] Inc. (formerly known as AltEnergy Acquisition Corp.), a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as Merger Warrant agent (the “Merger Warrant Agent” and, in its capacity as transfer agent, referred to herein as the “Transfer Agent”).

WHEREAS, the Company is a party to that certain Amended and Restated Agreement and Plan of Merger, dated as of    , 2025; by and between the Company, Car Tech Acquisition Corp., Car Tech Merger Sub, LLC, Car Tech Merger Sub II, LLC and Car Tech, LLC (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, the Company agreed to issue to the members of Car Tech, LLC (each a “Car Tech Member”) as part of the Merger Consideration (as defined in the Merger Agreement), and aggregate six million (6 million) Merger Warrants (the “Merger Warrants”);

WHEREAS, the Company desires the Merger Warrant Agent to act on behalf of the Company, and the Merger Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Merger Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Merger Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Merger Warrant Agent, and the holders of the Merger Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to authorize the execution and delivery of this Agreement and to make the Merger Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Merger Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Appointment of Merger Warrant Agent.

The Company hereby appoints the Merger Warrant Agent to act as agent for the Company for the Merger Warrants, and the Merger Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Merger Warrants.

2.1 Form of Merger Warrant. Each Merger Warrant shall initially be issued in registered form only.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Merger Warrant Agent pursuant to this Agreement, a Definitive Merger Warrant Certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Merger Warrant Register. The Merger Warrant Agent shall maintain books (the “Merger Warrant Register”) for the registration of original issuance and the registration of transfer of the Merger Warrants. Upon the initial issuance of the Merger Warrants, the Merger Warrant Agent shall issue and register the Merger Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Merger Warrant Agent by the Company. Ownership of beneficial interests in the Merger Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (the “Depositary”) (such institution, with respect to a Merger Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Merger Warrants, the Company may instruct the Merger Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Merger Warrants are not eligible for, or it is no longer necessary to have the Merger Warrants available in, book-entry form, the Merger Warrant Agent shall provide written instructions to the Depositary to deliver to the Merger Warrant Agent for cancellation each book-entry Merger Warrant, and the Company shall instruct the Merger Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Merger Warrants (“Definitive Merger Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the President, the Chief Executive Officer, the Chief Financial Officer, the Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Merger Warrant shall have ceased to serve in the capacity in which such person signed the Merger Warrant before such Merger Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Merger Warrant, the Company and the Merger Warrant Agent may deem and treat the person in whose name such Merger Warrant is registered in the Merger Warrant Register (the “Registered Holder”) as the absolute owner of such Merger Warrant and of each Merger Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Merger Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Merger Warrant Agent shall be affected by any notice to the contrary.

2.4 No Fractional Merger Warrants. The Company shall not issue fractional Merger Warrants.

3.	Terms and Exercise of Merger Warrants.

3.1 Merger Warrant Price. Each Merger Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Merger Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Merger Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Merger Warrants pursuant to a “cashless exercise” to the extent permitted hereunder) at which shares of Common Stock may be purchased at the time a Merger Warrant is exercised. The Company in its sole discretion may lower the Merger Warrant Price (including by allowing “cashless exercise”) at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least three (3) days prior written notice of such reduction to Registered Holders of the Merger Warrants and, provided further that any such reduction shall be identical among all of the Merger Warrants.

3.2 Duration of Merger Warrants. A Merger Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days following the date Merger Warrants are first issued pursuant to this Agreement, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time, on the date that is five (5) years after such date, or (y) other than with respect to Merger Warrants to the extent then held by the Car Tech Members or their Permitted Transferees (as defined below), with respect to a redemption pursuant to Section 6.1 hereof, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Merger Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Merger Warrant then held by a Car Tech Member or a Permitted Transferee in connection with a redemption pursuant to Section 6.1 hereof) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Merger Warrant (other than a Merger Warrant then held by a Car Tech Member or a Permitted Transferee in the event of a redemption pursuant to Section 6.1 hereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date. The Company in its sole discretion may extend the duration of the Merger Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Merger Warrants and, provided further that any such extension shall be identical in duration among all the Merger Warrants.

3.3 Exercise of Merger Warrants.

3.3.1 General. Subject to the provisions of the Merger Warrant and this Agreement, a Merger Warrant may be exercised by the Registered Holder thereof by delivering to the Merger Warrant Agent at its corporate trust department (i) the Definitive Merger Warrant Certificate evidencing the Merger Warrants to be exercised, or, in the case of a Merger Warrant represented by a book-entry, the Merger Warrants to be exercised (the “Book-Entry Merger Warrants”) on the records of the Depositary to an account of the Merger Warrant Agent at the Depositary designated for such purposes in writing by the Merger Warrant Agent to the Depositary from time to time, (ii) an election to purchase any share of Common Stock pursuant to the exercise of a Merger Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Merger Warrant Certificate or, in the case of a Book-Entry Merger Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Merger Warrant Price for each share of Common Stock as to which the Merger Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Merger Warrant, the exchange of the Merger Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a)  in lawful money of the United States, in good certified check or wire payable to the Merger Warrant Agent;

(b)  in the event of a redemption pursuant to Section 6.1 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Merger Warrants to exercise such Merger Warrants on a “cashless basis,” by surrendering the Merger Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Merger Warrants, multiplied by the excess of the “Fair Market Value”, as defined in this subsection 3.3.1(b), over the Merger Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b), Section 6.1 and Section 6.3, the “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Merger Warrants, pursuant to Section 6.1 hereof;

(c) with respect to any Merger Warrant held by the Car Tech Members or a Permitted Transferee (as defined below), by surrendering Merger Warrants exercisable for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Merger Warrants, multiplied by the excess of the “Merger Exercise Fair Market Value”, as defined in this subsection 3.3.1(c), over the Merger Warrant Price by (y) the “Merger Exercise Fair Market Value”. Solely for purposes of this subsection 3.3.1(c), the “Merger Exercise Fair Market Value” shall mean the average last reported sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Merger Warrant is sent to the Merger Warrant Agent; or

(d) on a cashless basis, as provided in Section 7.4 hereof.

For purposes hereof, with respect to any Transfer by a Car Tech Member or Permitted Transferee thereof, “Permitted Transferees” shall include the following:

(1) the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any affiliate of a Car Tech Member or any employees of such affiliates, or any member(s) of such Car Tech Member or any affiliates of such members;

(2) in the case of an individual, a member of such individual’s immediate family or a trust, the beneficiary of which is a member of such individual’s immediate family, or an affiliate of such individual or a charitable organization;

(3) in the case of an individual, any Person(s) receiving such Merger Warrants by virtue of the laws of descent and distribution upon death of such individual;

(4) in the case of an individual, any Person(s) receiving such Merger Warrants pursuant to a qualified domestic relations order;

(5) in the case of a Car Tech Member, any Person(s) receiving such Merger Warrants by virtue of the laws of such entity’s jurisdiction of formation or the entity’s governing documents upon dissolution of such entity; or

(6) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having a right to exchange their shares of Common Stock for cash, securities or other property, any Person(s) participating in such exchange;

provided, however, that in each case the Merger Warrant Agent shall be presented with written documentation pursuant to which any such prospective Permitted Transferee must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3.3.2 Issuance of Shares of Common Stock upon Exercise. As soon as practicable after the exercise of any Merger Warrant and the clearance of the funds in payment of the Merger Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Merger Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Merger Warrant shall not have been exercised in full, a new book-entry position or countersigned Merger Warrant Certificate, as applicable, for the number of shares of Common Stock as to which such Merger Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Merger Warrant and shall have no obligation to settle such Merger Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Merger Warrants is then effective and a prospectus relating thereto is current or a valid exemption from registration being available. No Merger Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Merger Warrant unless the Common Stock issuable upon such Merger Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Merger Warrants. Subject to Section 4.6 of this Agreement, a Registered Holder of Merger Warrants may exercise its Merger Warrants only for a whole number of shares of Common Stock. The Company may require holders of Merger Warrants to settle the Merger Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Merger Warrants on a “cashless basis”, the holder of any Merger Warrant would be entitled, upon the exercise of such Merger Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Merger Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Merger Warrant, or book-entry position representing such Merger Warrant, was surrendered and payment of the Merger Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Merger Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Merger Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Merger Warrant may notify the Company in writing in the event he, she or it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Merger Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Merger Warrant Agent shall not effect the exercise of the holder’s Merger Warrant, and such holder shall not have the right to exercise such Merger Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Merger Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by such holder) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and his, her or its affiliates or any such other person or group shall include the number of shares of Common Stock issuable upon exercise of the Merger Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Merger Warrant beneficially owned by such person and his, her or its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and his, her or its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this subsection 3.3.5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this subsection 3.3.5, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the “Commission”)as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Merger Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and his, her or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Merger Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty first (61st) day after such notice is delivered to the Company.

4.	Adjustments.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Merger Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No shares of Common Stock shall be issued at less than their par value.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Merger Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Merger Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below), (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Merger Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Merger Warrant Price or to the number of shares of Common Stock issuable on exercise of each Merger Warrant) does not exceed $0.50.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Merger Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price.

4.3.1 Whenever the number of shares of Common Stock purchasable upon the exercise of the Merger Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Merger Warrant Price shall be adjusted (to the nearest cent) by multiplying such Merger Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Merger Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.3.2 If (x) the Company issues additional shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock, with such issue price or effective issue price to be determined in good faith by the Board (and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any shares of Class B common stock of the Company, par value $0.0001 per share (the “Class B common stock”), held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Common

Stock during the twenty (20) trading day period starting on the trading day prior to the day on which the Company consummates an initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Merger Warrant Price will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price (as described in Section 6.1) will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Merger Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Merger Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Merger Warrants would have received if such holder had exercised his, her or its Merger Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Merger Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Merger Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Merger Warrant holder had exercised the Merger Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Merger Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Merger Warrant Price shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Merger Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Merger Warrant Value (as defined below). The “Black-Scholes Merger Warrant Value” means the value of a Merger Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Merger Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the

Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Merger Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Merger Warrant Price be reduced to less than the par value per share issuable upon exercise of the Merger Warrant.

4.5 Notices of Changes in Merger Warrant. Upon every adjustment of the Merger Warrant Price or the number of shares of Common Stock issuable upon exercise of a Merger Warrant, the Company shall give written notice thereof to the Merger Warrant Agent, which notice shall state the Merger Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Merger Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Merger Warrant, at the last address set forth for such holder in the Merger Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Merger Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Merger Warrant would be entitled, upon the exercise of such Merger Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.7 Form of Merger Warrant. The form of Merger Warrant need not be changed because of any adjustment pursuant to this Section 4, and Merger Warrants issued after such adjustment may state the same Merger Warrant Price and the same number of shares of Common Stock as is stated in the Merger Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Merger Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Merger Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Merger Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Merger Warrants in order to (i) avoid an adverse impact on the Merger Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Merger Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Merger Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.	Transfer and Exchange of Merger Warrants.

5.1 Registration of Transfer. The Merger Warrant Agent shall register the transfer, from time to time, of any outstanding Merger Warrant upon the Merger Warrant Register, upon surrender of such Merger Warrant for transfer, in the case of certificated Merger Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Merger Warrant representing an equal aggregate number of Merger Warrants shall be issued and the old Merger Warrant shall be cancelled by the Merger Warrant Agent. In the case of certificated Merger Warrants, the Merger Warrants so cancelled shall be delivered by the Merger Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Merger Warrants. Merger Warrants may be surrendered to the Merger Warrant Agent, together with a written request for exchange or transfer, and thereupon the Merger Warrant Agent shall issue in exchange therefor one or more new Merger Warrants as requested by the Registered Holder of the Merger Warrants so surrendered, representing an equal aggregate number of Merger Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Merger Warrant, each Book-Entry Merger Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however that in the event that a Merger Warrant surrendered for transfer bears a restrictive legend (as in the case of the Merger Warrants initially issued to Car Tech Members), the Merger Warrant Agent shall not cancel such Merger Warrant and issue new Merger Warrants in exchange thereof until the Merger Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Merger Warrants must also bear a restrictive legend.

5.3 Fractional Merger Warrants. The Merger Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a Definitive Merger Warrant Certificate or book-entry position for a fraction of a Merger Warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Merger Warrants.

5.5 Merger Warrant Execution and Countersignature. The Merger Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Merger Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Merger Warrant Agent, shall supply the Merger Warrant Agent with Merger Warrants duly executed on behalf of the Company for such purpose.

6.	Redemption.

6.1 Redemption of Merger Warrants When the Price per Share of Common Stock Equals or Exceeds $18.00. Subject to Section 6.4 hereof, not less than all of the outstanding Merger Warrants may be redeemed at the option of the Company at any time during the Exercise Period, at the office of the Merger Warrant Agent, upon notice to the Registered Holders of the Merger Warrants, as described in Section 6.2 below, at a Redemption Price of $0.01 per Merger Warrant, provided that (a) the Reference Value (as defined below) equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Merger Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Merger Warrants on a “cashless basis” pursuant to subsection 3.3.1. In addition, subject to Section 6.4 hereof, the Merger Warrants shall be redeemed if the Company exercises its option to redeem the Public Warrants pursuant to Article 6 of that certain Warrant Agreement dated as of October 28, 2021, by and between the Company and Continental Stock Transfer & Trust Company as the Warrant Agent thereunder.

6.2 Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Merger Warrants, pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Merger Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Merger Warrant at which any Merger Warrants are redeemed pursuant to Section 6.1 and (b) “Reference Value” shall mean the last reported sales price of the shares of Common Stock for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

6.3 Exercise After Notice of Redemption. The Merger Warrants may be exercised, for cash at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Merger Warrants shall have no further rights except to receive, upon surrender of the Merger Warrants, the Redemption Price.

6.4 Exclusion of Merger Warrants. The Company agrees that the redemption rights provided in Section 6.1 hereof shall not apply to the Merger Warrants if and to the extent that at the time of the redemption such Merger Warrants continue to be held by the Car Tech Members or their Permitted Transferees. However, once such Merger Warrants are transferred (other than to Permitted Transferees), the Company may redeem the Merger Warrants pursuant to Section 6.1 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Merger Warrants to exercise the Merger Warrants prior to redemption pursuant to Section 6.3 hereof.

7.	Other Provisions Relating to Rights of Holders of Merger Warrants.

7.1 No Rights as Stockholder. A Merger Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Merger Warrants. If any Merger Warrant is lost, stolen, mutilated, or destroyed, the Company and the Merger Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Merger Warrant, include the surrender thereof), issue a new Merger Warrant of like denomination, tenor, and date as the Merger Warrant so lost, stolen, mutilated, or destroyed. Any such new Merger Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Merger Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Merger Warrants issued pursuant to this Agreement.

7.4 Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Merger Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), the Company may, at its option, (i) require holders of Merger Warrants who exercise Merger Warrants to exercise such Merger Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Merger Warrants, notwithstanding anything in this Agreement to the contrary and (y) use commercially reasonable efforts to register or qualify for sale the Common Stock issuable upon exercise of the Merger Warrant under applicable blue sky laws of the state of residence of the holder to the extent an exemption is not available.

8.	Concerning the Merger Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Merger Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Merger Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Merger Warrants or such shares of Common Stock.

8.2 Resignation, Consolidation, or Merger of Merger Warrant Agent.

8.2.1 Appointment of Successor Merger Warrant Agent. The Merger Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Merger Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Merger Warrant Agent in place of the Merger Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Merger Warrant Agent or by the holder of a Merger Warrant (who shall, with such notice, submit his, her or its Merger Warrant for inspection by the Company), then the holder of any Merger Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Merger Warrant Agent at the Company’s cost. Any successor Merger Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Merger Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Merger Warrant Agent with like effect as if originally named as Merger Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Merger Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Merger Warrant Agent all the authority, powers, and rights of such predecessor Merger Warrant Agent hereunder; and upon request of any successor Merger Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Merger Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Merger Warrant Agent. In the event a successor Merger Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Merger Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Merger Warrant Agent. Any corporation into which the Merger Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Merger Warrant Agent shall be a party shall be the successor Merger Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Merger Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Merger Warrant Agent reasonable remuneration for its services as such Merger Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Merger Warrant Agent upon demand for all expenditures that the Merger Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Merger Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Merger Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Merger Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, the Chief Executive Officer, the Chief Financial Officer, the Secretary or the Chairman of the Board of the Company and delivered to the Merger Warrant Agent. The Merger Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Merger Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Merger Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Merger Warrant Agent in the execution of this Agreement, except as a result of the Merger Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3 Exclusions. The Merger Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Merger Warrant (except its countersignature thereof). The Merger Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Merger Warrant. The Merger Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Merger Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Merger Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Merger Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Merger Warrant Agent for the purchase of shares of Common Stock through the exercise of the Merger Warrants.

8.6 Waiver. The Merger Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Merger Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Merger Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.	Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Merger Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Merger Warrant Agent or by the holder of any Merger Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Merger Warrant Agent), as follows:

Car Tech [*] Inc. (f/k/a AltEnergy Acquisition Corp.}

[*]

Attn: [*]

Email:

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Merger Warrant or by the Company to or on the Merger Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Merger Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attn: Compliance Department

With copies in each case to:

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022

Attn: Jack Levy, Esq.

Email: jlevy@morrisoncohen.com

Attn: Anthony M. Saur, Esq.

Email: amsaur@morrisoncohen.com

Dorsey & Whitney LLP

1400 Wewatta St #400

Denver, CO 80202

Attention: Anthony Epps

Email: epps.anthony@dorsey.com

Attention: Dan Miller

Email: miller.dan@dorsey.com

9.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Merger Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Merger Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any Merger Warrant holder, such Merger Warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Merger Warrant holder in any such enforcement action by service upon such Merger Warrant holder’s counsel in the foreign action as agent for such Merger Warrant holder.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Merger Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Merger Warrants.

9.5 Examination of the Merger Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Merger Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Merger Warrant. The Merger Warrant Agent may require any such holder to submit such holder’s Merger Warrant for inspection by the Merger Warrant Agent.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity or to correct any mistake, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any amendment to increase the Merger Warrant Price or shorten the Exercise Period and any amendments to the terms of only the Merger Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Merger Warrants. Notwithstanding the foregoing, the Company may lower the Merger Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A – Form of Definitive Merger Warrant Certificate

Exhibit B – Legend

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CAR TECH [*] INC. (F/K/A ALTENERGY ACQUISITION CORP.)

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Merger Warrant Agent

By:
Name:
Title:

[Signature Page to Merger Warrant Agreement]

EXHIBIT A

FORM OF MERGER WARRANT CERTIFICATE

[FACE]

Number [●]

MERGER WARRANTS

THIS MERGER WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE MERGER WARRANT AGREEMENT DESCRIBED BELOW

CAR TECH [*] INC. (F/K/A ALTENERGY ACQUISITION CORP. )

Incorporated Under the Laws of the State of Delaware

CUSIP [●]

Merger Warrant Certificate

9.9.1 This Merger Warrant Certificate certifies that      , or its registered assigns, is the registered holder of       Merger Warrant(s) evidenced hereby (the “Merger Warrants” and each, a “Merger Warrant”) to purchase shares of Common Stock, $0.0001 par value per share (“Common Stock”), of Car Tech[*] Inc. (formerly known as AltEnergy Acquisition Corp.), a Delaware corporation (the “Company”). Each Merger Warrant entitles the holder, upon exercise during the period set forth in the Merger Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Merger Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Merger Warrant Agreement) of the United States of America upon surrender of this Merger Warrant Certificate and payment of the Exercise Price at the office or agency of the Merger Warrant Agent referred to below, subject to the conditions set forth herein and in the Merger Warrant Agreement. Defined terms used in this Merger Warrant Certificate but not defined herein shall have the meanings given to them in the Merger Warrant Agreement.

Each whole Merger Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Merger Warrant. If, upon the exercise of Merger Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Merger Warrant holder. The number of shares of Common Stock issuable upon exercise of the Merger Warrants is subject to adjustment upon the occurrence of certain events set forth in the Merger Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Merger Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Merger Warrant Agreement.

Subject to the conditions set forth in the Merger Warrant Agreement, the Merger Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Merger Warrants shall become void. The Merger Warrants may be redeemed, subject to certain conditions, as set forth in the Merger Warrant Agreement.

Reference is hereby made to the further provisions of this Merger Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Merger Warrant Certificate shall not be valid unless countersigned by the Merger Warrant Agent, as such term is used in the Merger Warrant Agreement.

This Merger Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

CAR TECH [*] INC. (f/k/a ALTENERGY ACQUISITION CORP.)

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Merger Warrant Agent

By:
Name:
Title:

EXHIBIT A-1

FORM OF MERGER WARRANT CERTIFICATE

[Reverse]

The Merger Warrants evidenced by this Merger Warrant Certificate are part of a duly authorized issue of Merger Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Merger Warrant Agreement dated as of    , 2021 (the “Merger Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as Merger Warrant agent (the “Merger Warrant Agent”), which Merger Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Merger Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Merger Warrants. A copy of the Merger Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Merger Warrant Certificate but not defined herein shall have the meanings given to them in the Merger Warrant Agreement.

Merger Warrants may be exercised at any time during the Exercise Period set forth in the Merger Warrant Agreement. The holder of Merger Warrants evidenced by this Merger Warrant Certificate may exercise them by surrendering this Merger Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Merger Warrant Agreement (or through “cashless exercise” as provided for in the Merger Warrant Agreement) at the principal corporate trust office of the Merger Warrant Agent. In the event that upon any exercise of Merger Warrants evidenced hereby the number of Merger Warrants exercised shall be less than the total number of Merger Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Merger Warrant Certificate evidencing the number of Merger Warrants not exercised.

Notwithstanding anything else in this Merger Warrant Certificate or the Merger Warrant Agreement, no Merger Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Merger Warrant Agreement.

The Merger Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Merger Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Merger Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Merger Warrant.

Merger Warrant Certificates, when surrendered at the principal corporate trust office of the Merger Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Merger Warrant Agreement, but without payment of any service charge, for another Merger Warrant Certificate or Merger Warrant Certificates of like tenor evidencing in the aggregate a like number of Merger Warrants.

Upon due presentation for registration of transfer of this Merger Warrant Certificate at the office of the Merger Warrant Agent a new Merger Warrant Certificate or Merger Warrant Certificates of like tenor and evidencing in the aggregate a like number of Merger Warrants shall be issued to the transferee(s) in exchange for this Merger Warrant Certificate, subject to the limitations provided in the Merger Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Merger Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Merger Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Merger Warrant Agent shall be affected by any notice to the contrary. Neither the Merger Warrants nor this Merger Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

EXHIBIT A-2

Election to Purchase

(To Be Executed Upon Exercise of Merger Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Merger Warrant Certificate, to receive       shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Car Tech [*] Inc. (f/k/a AltEnergy Acquisition Corp.) (the “Company”) in the amount of $    in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of      , whose address is       and that such shares of Common Stock be delivered to       whose address is      . If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Merger Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of      , whose address is       and that such Merger Warrant Certificate be delivered to      , whose address is      .

In the event that the Merger Warrant is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Merger Warrant Agreement, the number of shares of Common Stock that this Merger Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Merger Warrant Agreement.

In the event that the Merger Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Merger Warrant Agreement, the number of shares of Common Stock that this Merger Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Merger Warrant Agreement.

In the event that the Merger Warrant may be exercised, to the extent allowed by the Merger Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Merger Warrant is exercisable for would be determined in accordance with the relevant section of the Merger Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Merger Warrant Certificate, through the cashless exercise provisions of the Merger Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Merger Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of      , whose address is       and that such Merger Warrant Certificate be delivered to      , whose address is      .

[Signature Page Follows]

Date: , 20
(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

EXHIBIT B

LEGEND

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE [*] AGREEMENT BY AND AMONG [*] AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD OR TRANSFERRED EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 3 OF THE MERGER WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.”